Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		DAVID M. PETERSON
MAURICE MEYER III	Telephone (214) 969-5530	General Agent
JOHN R. NORRIS III
JAMES K. NORWOOD		TYLER GLOVER
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	December 31, 2015	December 31, 2014

Oil and gas royalties	$6,574,701	$6,532,555

Land sales	300,000	1,704,582

Easements and sundry income	7,716,059	4,904,654

Other income	130,298	153,277

Total income	$14,721,058	$13,295,068

Provision for income tax	$4,350,113	$3,965,655

Net income	$8,995,057	$8,234,892

Net income per sub-share	$1.10	$.99

Average sub-shares outstanding during period	8,154,321	8,353,393

	Year Ended

	December 31, 2015	December 31, 2014

Oil and gas royalties	$24,860,205	$29,346,103

Land sales	22,616,635	3,698,312

Easements and sundry income	31,413,158	21,517,232

Other income	552,295	655,106

Total income	$79,442,293	$55,216,753

Provision for income tax	$25,244,515	$16,666,534

Net income	$50,038,507	$34,765,020

Net income per sub-share	$6.10	$4.14

Average sub-shares outstanding during period	8,197,632	8,397,314

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.